Exhibit 99.1

Forest Oil Announces Second Quarter 2014 Results

DENVER--(BUSINESS WIRE)--August 11, 2014--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the second quarter of 2014.

For the three months ended June 30, 2014, Forest reported a net loss of $83 million, or $(0.71) per diluted share, compared to a net loss of $21 million, or $(0.18) per share in the first quarter of 2014. Net loss for the second quarter of 2014 included the following items:

  Ceiling test write-down of oil and gas properties of $77 million
  Gain on asset dispositions of $22 million
  Merger-related costs of $10 million
  Unrealized losses on derivative instruments of $7 million
  Rig lease buyout/stacking costs of $3 million

Without the effect of these items, Forest’s results for the second quarter were as follows:

  Adjusted net loss of $7 million, or $(0.06) per diluted share
  Adjusted EBITDA of $31 million
  Adjusted discretionary cash flow of $16 million

See “Non-GAAP Financial Measures” below for a discussion of each of these measures and a reconciliation of each to the most comparable GAAP measure.

Management Comment

Patrick R. McDonald, President and CEO, commented, “We accomplished several objectives during the second quarter as we announced a proposed merger with Sabine Oil & Gas that will create one of the industry’s largest East Texas players and received final disbursement of escrowed funds from our $1 billion Texas Panhandle divestiture. Our proposed merger with Sabine continues to progress in a timely manner and we are working diligently to complete this transaction during the fourth quarter. Our priority for the remainder of the year will be to direct capital to our highest rate-of-return projects to generate increased capital efficiency within our drilling program as we work to optimize capital spending ahead of the merger closing. This will result in a reduction in capital expenditures and a corresponding reduction in the number of wells to be completed during the second half of the year as compared to our earlier guidance.”

Average Net Sales Volumes, Average Realized Prices, and Revenues

Forest's average net sales volumes for the three months ended June 30, 2014, were 100 MMcfe/d (69% natural gas, 31% liquids). This compares to average net sales volumes of 105 MMcfe/d (68% natural gas, 32% liquids) for the three months ended March 31, 2014. The decline in average net sales volumes from the first quarter was primarily the result of delays in well completions and from the lower-than-expected production rate from an East Texas well, where a mechanical issue resulted in an approximate 20% effective completed lateral length of 1,000 feet.

The following table details the components of average net sales volumes, average realized prices, and revenues for the three months ended June 30, 2014:

	Three Months Ended June 30, 2014
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Average Net Sales Volumes	68.3	3.2	2.0	99.6

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative losses	$4.27	$96.26	$29.97	$6.63
Realized losses on NYMEX derivatives	(0.30)	(8.33)	-	(0.47)
Average realized prices including realized derivative losses	$3.97	$87.92	$29.97	$6.16

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative losses	$26,545	$28,107	$5,454	$60,106
Realized losses on NYMEX derivatives	(1,863)	(2,433)	-	(4,296)
Revenues including realized derivative losses	$24,682	$25,674	$5,454	$55,810

Total Cash Costs

Forest's total cash costs for the second quarter of 2014, excluding stock-based compensation and employee-related asset disposition costs, remained essentially unchanged from the first quarter of 2014 at $41 million. Total cash costs on a per-unit basis were slightly higher compared to the first quarter of 2014 as a result of lower equivalent production volumes.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended
	June 30, 2014	Per Mcfe	March 31, 2014	Per Mcfe
	(In thousands, except per-unit amounts)
Lease operating expenses	$14,295	$1.58	$14,510	$1.53
Production and property taxes	2,740	0.30	3,225	0.34
Transportation and processing costs	2,379	0.26	2,515	0.27
General and administrative expense (excluding
stock-based compensation and employee-related asset disposition costs of $1,909 and $1,387, respectively)	6,351	0.70	6,853	0.72
Interest expense	15,738	1.74	16,011	1.69
Current income tax benefit	(78)	(0.01)	(1,214)	(0.13)
Total cash costs	$41,425	$4.57	$41,900	$4.43

________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation and employee-related asset disposition costs); interest expense; and current income tax benefit.

Capital Expenditures

Forest's exploration and development capital expenditures for the three months ended June 30, 2014 and March 31, 2014, are set forth in the table below (in thousands):

	Three Months Ended
	June 30, 2014	March 31, 2014

Exploration and development	$ 45,023	$ 37,250
Non-drilling capital (capitalized overhead, seismic, and other)	6,677	7,968
Land and leasehold acquisitions	302	88
	52,002	45,306

Add:
ARO, capitalized interest, and capitalized equity
compensation	462	582
Total capital expenditures	$ 52,464	$ 45,888

Exploration and development capital for the six months ended June 30, 2014 totaled $82 million compared to budgeted exploration and development capital of $109 million for the first half of 2014. The lower-than-budgeted capital spending is primarily attributable to drilling and completion delays within the Ark-La-Tex and Eagle Ford areas.

Ceiling Test Write-Down

Forest recorded a non-cash ceiling test write-down of $77 million in the second quarter of 2014 pursuant to the ceiling test limitation prescribed by the Securities and Exchange Commission for companies using the full cost method of accounting. The write-down was primarily the result of a downward revision of previous reserve estimates in the Eagle Ford due to well performance that resulted in a 13% decrease to the Company’s type-curve and a reduction in the number of proved undeveloped locations in the Eagle Ford pursuant to the SEC five-year rule due to a slower pace of planned future development.

OPERATIONAL PROJECT UPDATE

Consistent with the drilling program the Company has outlined in previous updates, Forest increased drilling activity targeting the liquids-rich Cotton Valley formation in East Texas with the addition of a third drilling rig during the second quarter.

Since the Company’s last earnings release, two Cotton Valley wells were completed in Rusk County that had a 30-day average gross production rate of 11 MMcfe/d (40% liquids). The production rate for these new wells is performing above the type-curve. In addition, the completion of a well that was expected to begin producing in April was deferred until mid-July due to a mechanical issue that resulted in the completion of only 1,000 feet of the well’s lateral. Since being placed online, the well has averaged approximately 2 MMcfe/d (52% liquids) during its initial 20 days of production from the short lateral. However, when normalized for the type-curve lateral length of approximately 4,400 feet, the production rate is calculated to be approximately 10 MMcfe/d. Two additional wells are currently in varying stages of completion operations and do not have sufficient production history to report at this time.

Forest also drilled a well during the second quarter within its light sweet crude oil play located in Cherokee County, Texas. The Company has recently initiated completion operations on the well.

Net sales volumes for the Ark-La-Tex averaged approximately 85 MMcfe/d in the second quarter of 2014. Forest plans to operate three drilling rigs in the Ark-La-Tex for the second half of 2014.

In the Eagle Ford, Forest has essentially completed the acreage holding phase of its drilling program and is presently focused on development drilling. The Company has completed the reprocessing of its 3D seismic surveys and is utilizing the data to select drilling locations for the second half of 2014 drilling program. Net sales volumes from the Eagle Ford averaged approximately 2,500 Boe/d during the second quarter. Gross drilling and completion costs for the wells drilled during 2014 have averaged approximately $4.5 million per well. Plans for the second half of 2014 entail operating one drilling rig in the Eagle Ford.

2014 Guidance

Incorporating the operational results for the first half of 2014 and maintaining a disciplined capital program ahead of the proposed merger with Sabine Oil & Gas will result in spending less capital and in a corresponding reduction in the number of wells drilled during the second half of 2014. Accordingly, Forest is adjusting its 2014 full-year guidance as follows:

  Drilling and completion capital is expected to be in a range of $220 million to $230 million (excluding capitalized interest, capitalized stock-based compensation, and asset retirement obligations incurred) for 2014 as compared to a previous range of $260 million to $270 million. This will fund a three rig program in the Ark-La-Tex and a one rig program in the Eagle Ford. The total capital budget is expected to be in a range of $240 million to $250 million compared to a previous range of $290 million to $310 million.
  Average net sales volumes are expected to be in a range of 105 – 110 MMcfe/d for 2014. The liquids component of our equivalent production is expected to average approximately 33% of the average net sales volumes.
  Production expense, which includes lease operating expense, ad valorem taxes, production taxes, and product processing, gathering and transportation, is expected to average $1.95 to $2.05 per Mcfe compared to a previous range of $1.55 to $1.65 per Mcfe.
  Depreciation, depletion and amortization expense is expected to be $2.30 to $2.40 per Mcfe compared to a previous range of $2.45 to $2.65 per Mcfe.

Forest’s guidance for 2014 remains subject to the cautionary statements and limitations contained in the Company’s December 2, 2013 and February 25, 2014 press releases under the caption “2014 Guidance” as well as those stated below under the caption “Forward-Looking Statements.”

Sabine Oil & Gas Merger Update

Forest is party to an agreement and plan of merger with Sabine Oil & Gas. Completion of the proposed merger transaction is conditioned upon, among other things, Forest shareholder approval at a special meeting of Forest shareholders. In connection with the special meeting, Forest filed a preliminary proxy statement with the Securities and Exchange Commission on August 7, 2014. The transaction is expected to be completed in the fourth quarter of 2014. Please refer to (a) Forest’s Current Reports on Form 8-K filed on May 6, 2014, July 10, 2014, July 11, 2014 and July 15, 2014, (b) Forest’s press releases dated May 6, 2014 and July 10, 2014 and (c) Forest’s preliminary proxy statement for more information.

Teleconference Call

Forest will not host a conference call this quarter.

Internal Control Review and Second Quarter Form 10-Q

As disclosed in Item 8.01 of Forest’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2014, the Public Company Accounting Oversight Board conducted an inspection of Ernst & Young LLP’s (“EY”) audits of the financial statements included in, and internal control over financial reporting with respect to, Forest’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”). Following this inspection, EY requested a reevaluation of certain previously-identified deficiencies in Forest’s Information Technology General Controls (“ITGCs”) around the financial accounting system and the adequacy of the related compensating review controls, as well as the precision and specificity to which these review controls were executed and documented. Specifically, EY questioned the compensating controls’ reliance on the financial accounting system where the identified ITGC deficiencies originated. Following extensive consultation with EY and other outside advisers, Forest’s management has now concluded that its compensating review controls were not adequate and that the ITGC and review control deficiencies each represent a “material weakness” in internal control over financial reporting. As of the date of this release, to the knowledge of Forest’s Chief Executive Officer and Chief Financial Officer, these internal control material weaknesses did not result in a material misstatement of Forest’s financial statements included in the Form 10-K. Furthermore, EY has not withdrawn its audit report on the financial statements included in the Form 10-K. However, EY must conduct additional audit procedures to be sure a misstatement did not occur. This additional testing has prevented EY from conducting a timely review of Forest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and until such review is completed, any such Form 10-Q filed with the Securities and Exchange Commission would be incomplete and not fully compliant with applicable rules.

Please see Forest’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 2014, for more detail.

READERS ARE CAUTIONED THAT THE ADDITIONAL AUDIT PROCEDURES BEING CONDUCTED ON FOREST’S FINANCIAL STATEMENTS INCLUDED IN THE FORM 10-K MAY RESULT IN CHANGES TO THE RESULTS INCLUDED IN THIS EARNINGS RELEASE.

NON-GAAP FINANCIAL MEASURES

Adjusted Net (Loss) Earnings

In addition to reporting net earnings (loss) as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings (loss), which is a non-GAAP performance measure. Adjusted net earnings (loss) consists of net earnings (loss) after adjustment for those items shown in the table below. Adjusted net earnings (loss) does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings (loss) in isolation and also uses other measurements, such as net earnings (loss) and revenues, to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted net earnings (loss) for the periods presented (in thousands):

	Three Months Ended June 30,
	2014(1)	2013(2)

Net earnings (loss)	$(82,717)	$33,439
Change in valuation allowance on deferred tax assets, net of non-deductible
stock-based compensation costs	-	(12,330)
Ceiling test write-down of oil and gas properties	77,176	-
Merger-related costs, net of tax	10,202	-
Rig stacking/lease termination costs, net of tax	3,075	803
Gain on asset dispositions, net of tax	(22,185)	-
Employee-related asset disposition costs, net of tax	238	-
Unrealized losses (gains) on derivative instruments, net of tax	7,345	(14,584)
Adjusted net earnings (loss)	$(6,866)	$7,328

Earnings attributable to participating securities	-	(222)
Adjusted net earnings (loss) for diluted earnings (loss) per share	$(6,866)	$7,106

Weighted average number of diluted shares outstanding	117,117	116,033

Adjusted diluted earnings (loss) per share	$(0.06)	$0.06
(1)	The tax rate used for the three months ended June 30, 2014 was 0%
(2)	The tax rate used for the three months ended June 30, 2013 was 36.14%

Adjusted EBITDA

In addition to reporting net earnings (loss) as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, amortization, and certain other items (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings (loss) after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues, to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended June 30,
	2014	2013

Net earnings (loss)	$(82,717)	$33,439
Income tax benefit	(78)	(212)
Interest expense	15,738	29,392
Depreciation, depletion, and amortization	20,303	43,804
Ceiling test write-down of oil and gas properties	77,176	-
Unrealized losses (gains) on derivative instruments, net	7,345	(22,913)
Stock-based compensation	1,500	2,832
Accretion of asset retirement obligations	381	549
Employee-related asset disposition costs	156	-
Gain on asset dispositions, net	(22,185)	-
Merger-related expenses	10,202	-
Rig stacking/lease termination costs	3,075	1,258
Adjusted EBITDA (1)	$30,896	$88,149

(1) The decrease in adjusted EBITDA was primarily due to oil and natural gas property divestitures completed during 2013.

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities, to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended June 30,
	2014	2013

Net cash provided by operating activities	$4,887	$76,090

Changes in operating assets and liabilities:
Accounts receivable	(8,907)	4,433
Other current assets	401	(840)
Accounts payable and accrued liabilities	16,424	(32,653)
Accrued interest and other	(9,429)	10,895
Employee-related asset disposition costs (1)	156	-
Merger-related costs (1)	10,202	-
Rig stacking costs (1)	2,025	-

Adjusted discretionary cash flow (2)	$15,759	$57,925

(1)

The employee-related asset disposition costs, merger-related costs, and rig stacking costs are non-recurring cash-settled items. Including the effect of these items, adjusted discretionary cash flow would have been $3 million for the three months ended June 30, 2014.

(2)	The decrease in adjusted discretionary cash flow was primarily due to oil and natural gas property divestitures completed during 2013.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness.

The following table sets forth the components of net debt (in thousands):

	June 30, 2014		December 31, 2013
	Principal	Book(1)	Principal	Book(1)
Credit facility	$-	$-	$-	$-
7 1/4% Senior notes due 2019	577,914	578,076	577,914	578,092
7 1/2% Senior notes due 2020	222,087	222,087	222,087	222,087
Total debt	800,001	800,163	800,001	800,179

Less: cash and cash equivalents	14,582	14,582	66,192	66,192

Net debt	$785,419	$785,581	$733,809	$733,987

(1)	Book amounts include the principal amount of debt adjusted for unamortized premiums on the issuance of certain senior notes of $0.2 million at June 30, 2014 and December 31, 2013.

*****

Forest Oil Corporation is engaged in the acquisition, production, exploration, and development of natural gas and liquids in the United States. Forest’s principal reserves and producing properties are located in East Texas, the Eagle Ford in South Texas, Arkansas, and Louisiana. Forest’s common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest Oil, please visit its website at http://www.forestoil.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Forest Oil Corporation filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on August 7, 2014, and each of Sabine Oil & Gas LLC and Forest Oil Corporation also plan to file other relevant documents with the SEC regarding the proposed transaction. The preliminary proxy statement has not yet become a definitive proxy statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS TO THOSE DOCUMENTS, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (if and when it becomes available) and other relevant documents filed by Sabine Oil & Gas LLC and Forest Oil Corporation with the SEC at the SEC’s website at www.sec.gov. You may also obtain Forest’s documents by contacting Forest Oil Corporation’s Investor Relations department at www.forestoil.com or by email at IR@forestoil.com.

PARTICIPANTS IN THE SOLICITATION

Forest Oil Corporation, Sabine Oil & Gas LLC and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Forest Oil Corporation’s directors is available in Forest Oil Corporation’s proxy statement filed with the SEC on March 26, 2014, for its 2014 annual meeting of shareholders, and information about Forest Oil Corporation’s executive officers is available in Forest Oil Corporation’s Annual Report on Form 10-K for 2013 filed with the SEC on February 26, 2014. Information about Sabine Oil & Gas LLC’s directors and executive officers is available in the registration statement on Form S-4 filed by New Forest Oil Inc. on May 29, 2014. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC regarding the proposed transactions when they become available. Investors should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Forest Oil Corporation using the sources indicated above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements concerning the proposed transactions, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Forest Oil Corporation or Sabine Oil & Gas LLC. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transactions, the timing of consummation of the proposed transactions, the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated, the ability of Forest Oil Corporation to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by Forest Oil Corporation from time to time, including Forest Oil Corporation’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. For additional information on the risks and uncertainties that could impact Sabine Oil & Gas LLC’s business and operations, as well as risks related to the transactions, please see the registration statement on Form S-4 filed by New Forest Oil, Inc. on May 29, 2014. The forward-looking statements included in this document are made only as of the date hereof. Neither Forest Oil Corporation nor Sabine Oil & Gas LLC undertakes any obligation to update the forward-looking statements included in this document to reflect subsequent events or circumstances.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$14,582	$66,192
Accounts receivable	25,981	35,654
Derivative instruments	395	5,192
Other current assets	8,894	6,756
Total current assets	49,852	113,794

Net property and equipment	795,782	818,569

Deferred income taxes	444	2,230
Goodwill	134,434	134,434
Derivative instruments	363	400
Other assets	15,950	48,525
	$996,825	$1,117,952

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$129,744	$141,107
Accrued interest	6,653	6,654
Derivative instruments	13,503	4,542
Deferred income taxes	444	2,230
Other current liabilities	4,864	12,201
Total current liabilities	155,208	166,734

Long-term debt	800,163	800,179
Asset retirement obligations	21,821	22,629
Derivative instruments	1,940	-
Other liabilities	63,332	73,941
Total liabilities	1,042,464	1,063,483

Shareholders' equity:
Common stock	11,935	11,940
Capital surplus	2,558,271	2,554,997
Accumulated deficit	(2,605,794)	(2,502,070)
Accumulated other comprehensive loss	(10,051)	(10,398)
Total shareholders' equity	(45,639)	54,469

	$996,825	$1,117,952

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	June 30,
	2014	2013
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$60,106	$116,786
Interest and other	329	28
Total revenues	60,435	116,814

Costs, expenses, and other:
Lease operating expenses	14,295	19,167
Production and property taxes	2,740	5,029
Transportation and processing costs	2,379	3,098
General and administrative expense	8,260	13,114
Depreciation, depletion, and amortization	20,303	43,804
Ceiling test write-down of oil and gas properties	77,176	-
Interest expense	15,738	29,392
Realized and unrealized losses (gains) on derivative instruments, net	11,641	(31,610)
Other, net	(9,302)	1,593
Total costs, expenses, and other	143,230	83,587
Earnings (loss) before income taxes	(82,795)	33,227
Income tax benefit	(78)	(212)
Net earnings (loss)	$(82,717)	$33,439

Basic and diluted weighted average shares outstanding	117,117	116,033

Basic and diluted earnings (loss) per common share	$(0.71)	$0.28

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30,
	2014	2013
	(In thousands)
Operating activities:
Net earnings (loss)	$(82,717)	$33,439
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	20,303	43,804
Unrealized losses on derivative instruments, net	7,345	(22,913)
Stock-based compensation	1,500	2,832
Ceiling test write-down of oil and gas properties	77,176	-
Gain on asset dispositions, net	(22,185)	-
Other, net	1,954	763
Changes in operating assets and liabilities:
Accounts receivable	8,907	(4,433)
Other current assets	(401)	840
Accounts payable and accrued liabilities	(16,424)	32,653
Accrued interest and other	9,429	(10,895)
Net cash provided by operating activities	4,887	76,090

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, leasehold, and acquisition costs	(48,406)	(103,434)
Other property and equipment	(1,274)	(847)
Proceeds from sales of assets	21,906	25,172
Net cash used by investing activities	(27,774)	(79,109)

Financing activities:
Proceeds from bank borrowings	-	118,000
Repayments of bank borrowings	-	(128,000)
Change in bank overdrafts	(10,553)	12,933
Other, net	(306)	(718)
Net cash (used) provided by financing activities	(10,859)	2,215

Net decrease in cash and cash equivalents	(33,746)	(804)
Cash and cash equivalents at beginning of period	48,328	1,225
Cash and cash equivalents at end of period	$14,582	$421

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
VP – Investor Relations